Exhibit 99.1

NEWS RELEASE

NUVASIVE TO ACQUIRE SAFEPASSAGE

•	Expands the Company’s Position as the Leading Provider of Intraoperative Neurophysiological Monitoring Services with Complementary Geographic Footprint
•	Adds World-Class Clinical Expertise to NuVasive Clinical Services Leadership Team
•	Drives Greater Utilization and Integration of NuVasive’s Procedurally-Integrated Portfolio

SAN DIEGO – December 12, 2017 –NuVasive, Inc. (NASDAQ: NUVA), the leader in spine technology innovation, focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, and SafePassage™, a privately-held provider of intraoperative neurophysiological monitoring (IONM) services, announced today that they have entered into a definitive agreement under which NuVasive will acquire SafePassage. Terms of the deal were not disclosed.

With the addition of SafePassage, NuVasive Clinical Services™ (NCS) solidifies its leadership position as the largest provider of outsourced IONM services with more than 550 neurophysiologists and oversight physicians in the U.S., allowing for the delivery of services to over 1,000 customers and 3,000 surgeons. This joining of forces strengthens the Company’s intraoperative neuromonitoring business line, which was formed in July 2016 when the Company acquired Biotronic NeuroNetwork and combined its service offerings with that of the Company’s subsidiary, Impulse Monitoring, Inc. Since then, NCS has further scaled the business, achieving operational efficiencies and driving better clinical outcomes. Following the acquisition of SafePassage, NCS is expected to support greater than 100,000 IONM cases annually in the U.S.

SafePassage is also complementary to the current NCS geographical footprint with limited overlap between existing healthcare accounts. The acquisition helps further accelerate the services business growth and enables deeper reach in key strategic markets while adding significant new coverage, particularly in the densely populated New York region and along the East Coast where NuVasive has traditionally had a strong spine procedural-selling presence.

“The acquisition of SafePassage advances the NuVasive services strategy and expands our ability to transform how spine procedures are approached, measured and valued from a clinical and economic perspective,” said Skip Kiil, executive vice president, Global Commercial of NuVasive. “As the only spine company in the world with dedicated neuromonitoring services operating at this elevated scale, and now with increased case coverage, we are uniquely positioned to deliver greater value across our procedurally-integrated portfolio.

“Just as important, the highly trained and well-respected SafePassage leadership and clinicians have earned the industry reputation of being among the best in the business, and we’re excited to partner with them to provide consistent and quality care to hundreds of surgeons and thousands of patients each year,” continued Kiil.

“For more than a decade, the team at SafePassage has been dedicated to serving patients and surgeons with premium quality intraoperative neurophysiological monitoring services to improve patient outcomes and reduce economic risk for hospitals and surgeons,” said Dan Siegel, chief executive officer of SafePassage. “We are extremely passionate about our vision to eradicate preventable healthcare injury, the third leading cause of death in the United States, and I look forward to joining forces with NuVasive to further our mission worldwide.”

Financial

NuVasive expects the transaction to be accretive to the Company’s non-GAAP earnings per share (EPS) in 2018 and beyond. NuVasive also expects the transaction to support its longer-term targets for revenue growth and expansion of its non-GAAP operating and EBITDA margins. Additionally, the transaction is expected to meet the Company’s goals for return on invested capital for tuck-in acquisitions in three years, consistent with the Company’s previously stated acquisition criteria.

The transaction is expected to close in January 2018, subject to customary closing conditions.

About SafePassage

Founded in 2007 by surgeons, SafePassage’s 135 clinical specialists and support staff service approximately 12,600 cases annually. Privately held and based in New York City, SafePassage provides IONM and EEG services to surgeons and healthcare facilities across the eastern U.S. The Company is Joint Commission accredited since 2014, with recent renewal in 2017.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is the leader in spine technology innovation, focused on transforming spine surgery and beyond with minimally disruptive, procedurally-integrated solutions designed to deliver reproducible and clinically-proven surgical outcomes. The Company’s portfolio includes access instruments, implantable hardware, biologics, software systems for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With $962 million in revenues (2016), NuVasive has an approximate 2,300 person workforce in more than 40 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive's results to differ materially from historical results or those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements about the timing of the anticipated acquisition, the potential benefits and synergies of the anticipated acquisition, including the expected impact on future financial and operating results, and post-acquisition plans and intentions. The forward-looking statements contained herein are based on the current expectations and assumptions of NuVasive and not on historical facts. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the satisfaction of conditions to closing the agreement, including the risk that any required conditions are not satisfied, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the acquisition; the loss of key employees; the risk that the businesses will not be integrated successfully; unexpected variations in market growth and demand for the combined company’s products and technologies; and the risk that benefits and synergies from the acquisition may not be fully realized or may take longer to realize than expected. Additional risks and uncertainties that may affect future results are described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive's public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Troy Anderson
NuVasive, Inc.

858-320-5243

media@nuvasive.com